FOR IMMEDIATE RELEASE
                                                           ---------------------

Contact:
    William B. Boni
    VP, Corp. Communications
    (617) 402-3410



                      REDUX(TM) TO BE VOLUNTARILY WITHDRAWN

                          Pondimin Also To Be Withdrawn

                      Actions Are Based On New Information

           Company Says It Is Taking The Most Prudent Course Of Action
                            For Patients And Doctors



LEXINGTON, MA, September 15, 1997 - Interneuron  Pharmaceuticals,  Inc. (NASDAQ:
IPIC) and Wyeth-Ayerst Laboratories today announced a voluntary and immediate withdrawal of the weight loss medication Redux (dexfenfluramine hydrochloride capsules) C-IV. Simultaneously, Wyeth-Ayerst announced withdrawal of the weight loss medication Pondimin (fenfluramine hydrochloride) tablets C-IV.

The companies are taking this action based on new, preliminary information regarding heart valve abnormalities in patients using these medications, most often in combination with phentermine, another weight loss medication. Although this information is not derived from a thorough clinical study and is difficult to evaluate, the Company is taking what it believes is the most prudent course of action. The Company is committed to safeguarding the health and well-being of patients and ensuring that health care providers have the latest medical information.

Patients who have used either Redux or Pondimin should contact their physicians. Wyeth-Ayerst will be placing a full-page notice in leading national and regional newspapers announcing this decision and providing a toll-free telephone number (1-800-892-2718) for patients requiring further information.



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In addition,  Wyeth-Ayerst has sent notification of this action to approximately
450,000 physicians and pharmacists nationwide and will also offer an opportunity to return unused product. Owing to the unanswered questions prompted by the emerging findings, Wyeth-Ayerst today also announced that it is forming an expert panel of leading physicians and researchers to thoroughly evaluate the data and recommend additional actions to address this situation. Interneuron will work closely with this panel, as well as with the U.S. Food and Drug Administration (FDA), to better understand this new information.

Based on postmarketing reports from the Mayo Clinic of 24 cases of heart valve disease in patients treated with the combination of phentermine and fenfluramine, Wyeth-Ayerst advised health care providers in a July 24, 1997 letter of the addition of boxed warnings concerning heart valve disease to the labeling for Pondimin and Redux. Wyeth-Ayerst has also announced a joint effort with the Mayo Clinic to initiate a comprehensive study to examine the possible association of unusual valvular disorders with these products. The Mayo Clinic cases were subsequently reported in an article appearing in the August 28, 1997 issue of The New England Journal of Medicine.

This article was accompanied by a letter to the editor from the FDA reporting additional cases of heart valve disease in 28 patients taking the combination of phentermine and fenfluramine, two patients taking fenfluramine alone, four patients taking dexfenfluramine alone and two patients taking dexfenfluramine and phentermine.

Additional adverse event reports of abnormal heart valve findings in patients using dexfenfluramine or fenfluramine alone or in combination with other weight loss agents continue to be received by the companies and the FDA. These reports have included symptoms such as shortness of breath, chest pain, fainting, swelling of the ankles or a new heart murmur.

Most recently, on Friday afternoon, September 12, 1997, the FDA provided the companies with new summary information concerning abnormal echocardiogram findings in patients with no symptoms of heart valve disease. These patients had been treated with fenfluramine or dexfenfluramine for up to 24 months, most often in combination with phentermine. Redux was launched in June 1996. Abnormal echocardiogram findings were reported in 92 of 291 subjects evaluated. Two hundred and seventy-one of the 291 patients had taken fenfluramine in combination with phentermine, and 20 of the 291 patients had taken dexfenfluramine or a combination of dexfenfluramine and phentermine. Of these 20, six had abnormal echocardiograms, and two of the six took Redux alone.


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The abnormal echocardiogram findings included 80 reports of aortic regurgitation
(mild or greater), four of which occurred in patients taking Redux alone or in combination with phentermine, and 23 reports of mitral regurgitation (moderate or greater), two of which occurred in patients taking Redux alone or in combination with phentermine.

These observations reflect a preliminary analysis of pooled information rather than results of a formal clinical investigation, and are difficult to evaluate because of the absence of matched controls and pretreatment baseline data for these patients. Nevertheless, Interneuron believes it is prudent, in light of this information, to withdraw Redux from the market at this time.

In connection with the withdrawal of Redux, the Company anticipates taking charges to operations in its fourth quarter and fiscal year ending September 30, 1997, for expenses related to the discontinuation of the operations related to Redux. Based on preliminary estimates, the Company anticipates these changes will be in the range of $8 million to $12 million. A significant portion of Interneuron's revenues has been derived from Redux sales. The Company anticipates that it will not incur certain previously planned expenses related to the development of a once-a-day formulation and other activities relating to Redux.

Interneuron has been named, together with other pharmaceutical companies, as a defendant in a number of legal actions involving the use of Redux and other weight loss drugs. The withdrawal of Redux and related events may materially adversely affect the Company and its financial condition.

Interneuron Pharmaceuticals is a diversified biopharmaceutical company engaged in the development and commercialization of a portfolio of products and product candidates primarily for neurological and behavioral disorders. Redux(TM) was licensed to Interneuron in the U.S. by Les Laboratoires Servier, a French pharmaceutical company, and sublicensed by Interneuron to Wyeth-Ayerst Laboratories, a division of American Home Products Corporation. Interneuron is also developing products and technologies, generally outside the central nervous system field, through four subsidiaries: Intercardia, Inc. focused on cardiovascular disease, Progenitor, Inc. focused on developmental genomics, Transcell Technologies, Inc. focused on carbohydrate-based drug discovery, and InterNutria, Inc. focused on dietary supplement products.

Except for the descriptions of historical facts contained herein, this press release contains forward looking statements that involve risks and uncertainties as detailed from time to time in the Company's filings under the Securities Act of 1933 and the Securities Exchange Act of 1934, including in particular, risks relating to the withdrawal of Redux, such as safety and regulatory, product liability, litigation, contractual obligations, uncertainties relating to clinical trials and other risks.

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